Exhibit 4.2.23

                                  AMENDMENT OF
                               1992 NOTE AGREEMENT


     This Amendment of 1992 Note Agreement ("AMENDMENT"), entered into as of December 2, 2002, by and among CONE MILLS CORPORATION (the "COMPANY") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (the "NOTEHOLDER").

     WHEREAS, the parties hereto have executed and delivered that certain Note Agreement dated as of August 13, 1992 (as previously amended and as it may be further amended, modified or supplemented, the "NOTE AGREEMENT");

     WHEREAS, the Company has requested that certain amendments be made to the Note Agreement and the Notes;

     WHEREAS, Noteholder is willing to enter into this Amendment subject to the satisfaction of conditions and terms set forth herein;

     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Agreement (as amended by this Amendment); and

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. AMENDMENTS TO NOTE AMENDMENT.

     1A. PARAGRAPH 1 OF THE NOTE AGREEMENT. The first sentence of Paragraph 1 of the Note Agreement is amended by replacing the words "August 13, 2002" with the words "May 30, 2003".

     1B.  PARAGRAPH 4A OF THE NOTE AGREEMENT.  The last sentence of subparagraph
(i) of Paragraph 4A of the Note Agreement is amended in its entirety to read as follows:

          "The remaining principal amount of the Notes, together with interest accrued thereon, shall become due on May 30, 2003, the maturity date of the Notes."


     1C. PARAGRAPH 5S OF THE NOTE AGREEMENT. The following Paragraph 5S is added to the Note Agreement:

          "5S. RECAPITALIZATION PROPOSAL. On or before January 22, 2003, the Company shall deliver to you a detailed recapitalization proposal, which shall have been approved by the Company's board of directors and shall state the terms for a recapitalization of the Company and its Subsidiaries (including repayment of all Obligations, as such term is defined in the

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     Credit Agreement, and all Senior Note Obligations) on a schedule that would provide for such recapitalization to occur on or before the Maturity Date. At any time or times requested by you, the Company shall cause its officers to meet with you to discuss the terms of such proposal and the status of the Company's recapitalization effort."

     1D. PARAGRAPH 10B OF THE NOTE AGREEMENT. Paragraph 10B of the Note Agreement is amended by inserting the following defined terms in the appropriate alphabetical order in substitution of the corresponding defined terms set forth therein:

          "FISCAL QUARTER" means each of the three month fiscal periods of the Company and its Subsidiaries with respect to 2000, ending on April 2, 2000, July 2, 2000, October 1, 2000 and December 31, 2000; with respect to 2001, ending on April 1, 2001, July 1, 2001, September 30, 2001 and December 30, 2001; with respect to 2002, ending on March 31, 2002, June 30, 2002, September 29, 2002 and December 29, 2002.

          "FISCAL YEAR" means, with respect to fiscal year 1999, the fiscal period of the Company and its Subsidiaries ending on January 2, 2000 and, with respect to fiscal year 2000, the fiscal period ending December 31, 2000 and, with respect to fiscal year 2001, the fiscal period ending December 30, 2001 and, with respect to the fiscal year 2002, the fiscal period ending December 29, 2002 and, with respect to the fiscal year 2003, the fiscal period ending December 28, 2002.

          "MATURITY DATE" means May 30, 2003.

          "SENIOR NOTE OBLIGATIONS" means, as of any date, all obligations, liabilities and indebtedness of the Company with respect to the payment of
     (i) all outstanding principal, together with accrued and unpaid interest and Yield-Maintenance Amount thereon, on the Notes, and (ii) all fees, expenses and other payments required by or under the Note Agreement or any other Related Document to which it is a party.

     2. CONDITIONS OF EFFECTIVENESS. Upon satisfaction of the following, the effective date of this Amendment shall be December 2, 2002 (the "EFFECTIVE DATE"). This Amendment shall become effective when, and only when:

     (a) the Noteholder shall have received all of the following documents, each (unless otherwise indicated) being dated the date hereof, in form and substance satisfactory to the Noteholder:

          (i) executed originals of each of this Amendment and the Consent of Guarantors, attached hereto;

          (ii) a duly executed Credit Agreement Amendment (as hereinafter defined) in form and substance acceptable to the Noteholder under which all conditions have been satisfied and that is in full force and effect;


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          (iii) an executed allonge to the Note in the form of Exhibit A hereto, and otherwise acceptable to the Noteholder;

          (iv) a duly executed letter from General Electric Capital Corporation, in form and substance acceptable to the Noteholder, confirming that the conditions set forth in the securitization agreement with the Company have been satisfied;

          (v) certified copies of the resolutions of the Board of Directors of the Company authorizing this Amendment and the transactions contemplated thereby;

          (vi) a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers authorized to sign this Amendment on behalf of the Company and any other documents to be delivered by the Company hereunder;

          (vii) the opinions of counsel to the Company and the Guarantors containing such opinions and in form and substance acceptable to the Noteholder and its counsel; and

          (viii) such other documents, instruments, approvals or opinions as the Noteholder may reasonably request.

     (b) the Company shall have paid to the Noteholder an amendment fee equal to 0.25% of the outstanding principal amount of the Notes.

     (c) the Company shall have paid all costs and expenses (including legal fees) incurred by the Noteholder.

     (d) the representations and warranties contained herein shall be true on and as of the date hereof, and there shall exist on the date hereof no Event of Default or Default; except as disclosed in writing to the Noteholder, there shall exist no material adverse change in the financial condition, business operation or prospects of the Company or its Subsidiaries since December 30, 2001; and the Company shall have delivered to the Noteholder an Officer's Certificate to such effect.

     3. REPRESENTATIONS AND WARRANTIES.

     (a) The Company hereby repeats and confirms each of the representations and warranties made by it in (i) the Credit Agreement (it being understood that any reference therein to (1) Lender includes the Noteholder, and (2) Loan Documents includes the Note Agreement and the Notes (as amended hereby) and (ii) paragraph 8H of the Note Agreement, as amended hereby, as though made on and as of the date hereof, with each reference therein to "this Agreement", "hereof", "hereunder", "thereof", "thereunder" and words of like import being deemed to be a reference to the Note Agreement as amended hereby.

     (b) The Company further represents and warrants as follows:


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          (i) The  execution,  delivery and  performance  by the Company of this
     Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) its charter or by-laws, (B) law or (C) any legal or contractual restriction binding on or affecting the Company; and such execution, delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties.

          (ii) No governmental approval is required for the due execution, delivery and performance by the Company of this Amendment, except for such governmental approvals as have been duly obtained or made and which are in full force and effect on the date hereof and not subject to appeal.

          (iii)  This  Amendment   constitutes  the  legal,  valid  and  binding
     obligations of the Company enforceable against the Company in accordance with its terms.

          (iv) There are no pending or threatened actions, suits or proceedings affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of the Company and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Note Agreement, as amended by this Amendment.

          (v) Other than as disclosed by the Company to the Noteholder in writing, neither the Company nor any of its Subsidiaries is paying or has paid any fee to the banks party to the Credit Agreement or to any other party in connection with the Credit Agreement Amendment.

     4. CONSENT TO AMENDMENT OF CREDIT AGREEMENT. The Required Holders hereby consent to the amendment of the Credit Agreement by and among the Company, Bank of America, N.A. and each of the Lenders under the Credit Agreement as set forth in Amendment No. 10 to Credit Agreement dated December 2, 2002 (the "CREDIT AGREEMENT AMENDMENT").

     5. MISCELLANEOUS.

     5A. REFERENCE TO AND EFFECT ON THE NOTE AGREEMENT.

     (a) Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Note Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Note Agreement, and each reference in any other document to "the Note Agreement", "thereunder", "thereof" or words of like import referring to the Note Agreement shall mean and be a reference to the Note Agreement, as amended hereby.

     (b) Except as specifically amended and waived above, the Note Agreement and all other related documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.


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     (c) The execution,  delivery and  effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any holder of a Note under the Note Agreement or the Notes, nor constitute a waiver of any provision of any of the foregoing.

     5B. COSTS AND EXPENSES. The Company agrees to pay on demand all costs and expenses incurred by any holder of a Note in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel. The Company further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by any holder of a Note in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this paragraph 5B.

     5C. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     5D. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

     5E. ESTOPPEL. To induce the Noteholder to enter into this Amendment, the Company hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of the Company against any holder of the Notes with respect to the obligations of the Company to any such holder, either with or without giving effect to this Amendment.


                            [Signatures on Next Page]

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                          CONE MILLS CORPORATION


                                          By /s/ W. Scott Wenhold
                                               Name: W. Scott Wenhold
                                               Title: Treasurer


                                          THE PRUDENTIAL INSURANCE
                                              COMPANY OF AMERICA


                                          By /s/ Paul G. Price
                                               Name: Paul G. Price
                                               Title: Vice President


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                    CONSENT AND REAFFIRMATION OF GUARANTORS


     Each of the undersigned (i) acknowledges receipt of the foregoing Amendment of 1992 Note Agreement dated as of December 2, 2002 (the "AMENDMENT"), (ii) consents to the execution and delivery of the Amendment by the parties thereto, and (iii) reaffirms all of its obligations and covenants under the Guaranty Agreement dated as of January 28, 2000, and agrees that none of such obligations and covenants shall be affected by the execution and delivery of the Amendment. This Consent and Reaffirmation may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.


                                          CIPCO S.C., INC.


                                          By /s/ W. Scott Wenhold
                                                Name: W. Scott Wenhold
                                                Title: Treasurer


                                          CONE FOREIGN TRADING LLC


                                          By /s/ Neil W. Koonce
                                                Name: Neil W. Koonce
                                                Title: Vice President


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                                                         EXHIBIT A TO AMENDMENT


                                [Form of Allonge]


                                     ALLONGE
                                 TO SENIOR NOTE

     Attached and affixed to, and made a part of, that certain Senior Note dated July 14, 2000 (the "NOTE") executed by Cone Mills Corporation, as Payee (the "COMPANY"), in favor of The Prudential Insurance Company of America.

     The Company confirms, renews and restates its obligations pursuant to the terms of the Note; PROVIDED that the words "August 7, 2002" in the second line of the title are hereby replaced with "May 30, 2003".

     Except as expressly provided above, the Note is not modified or amended in any respect and remains in full, force and effect.



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     IN WITNESS  WHEREOF,  intending to be legally bound, the Company has caused this Allonge to be executed and delivered on this 2nd day of December, 2002.


                                          CONE MILLS CORPORATION



                                          By: /s/ W. Scott Wenhold
                                                Title: Treasurer



Acknowledged and agreed:

THE PRUDENTIAL INSURANCE COMPANY
      OF AMERICA


By: /s/ Michael E. Fitzgerald
Title: Vice President